Exhibit 99.1

FOR IMMEDIATE RELEASE

DATE:	January 9, 2015
CONTACT:	Gerard P. Cuddy
President and Chief Executive Officer
PHONE:	(215) 864-6000

BENEFICIAL MUTUAL BANCORP, INC. ANNOUNCES

DEPOSITOR APPROVAL OF CONVERSION

Philadelphia, Pennsylvania, January 9, 2015 — Beneficial Mutual Bancorp, Inc., a federal corporation (the “Company”) (NasdaqGS: BNCL), today announced that depositors of Beneficial Bank (the “Bank”) approved the Plan of Conversion and Reorganization at a special meeting held today. Depositors of the Bank did not approve the contribution of $1.0 million in cash to The Beneficial Foundation in connection with the conversion.

The conversion and the related subscription and community offerings by Beneficial Bancorp, Inc., the proposed new holding company for the Bank, are expected to be completed on January 12, 2015. All valid orders received in the subscription and community offerings will be filled in full. The completion of the conversion and offering is subject to customary closing conditions.

About Beneficial Mutual Bancorp

Beneficial Mutual Bancorp is a community-based, diversified financial services company providing consumer and commercial banking services. Its principal subsidiary, Beneficial Bank, has served individuals and businesses in the Delaware Valley area since 1853. Beneficial Bank is the oldest and largest bank headquartered in Philadelphia, Pennsylvania, with 58 offices in the greater Philadelphia and South New Jersey regions. Insurance services are offered through Beneficial Insurance Services, LLC and wealth management services are offered through Beneficial Advisors, LLC, both wholly owned subsidiaries of Beneficial Bank. For more information about Beneficial Bank and the Company, please visit www.thebeneficial.com.

Forward-Looking Statements

This press release contains certain forward-looking statements about the conversion and reorganization. Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” Forward-looking statements, by their nature, are subject to risks and uncertainties. Certain factors that could cause actual results to differ materially from expected results include delays in consummation of the conversion and the offering, increased competitive pressures, changes in the interest rate environment, general economic conditions or conditions within the securities markets, and legislative and regulatory changes that could adversely affect the business in which the Company is engaged.